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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 9, 1998


                        Complete Wellness Centers, Inc.
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            (Exact Name of Registrant as specified in its Charter)

        Delaware                      0-22115                  52-1910135
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(State or other jurisdiction    (Commission File No.)       (I.R.S. Employer
  or corporation)                                          Identification No.)

725 Independence Avenue, SE
Washington, DC                                                    20003
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(Address of Principal                                           (Zip Code)
 Executive Offices)

Registrant's telephone number, including area code: (202) 543-6800
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                                      N/A
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         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

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Item 5.  Other Events

         On January 23, 1997, the registrant announced that it had completed the sale of $5 million principal amount of Senior Redeemable Preferred Stock through a private offering to two institutional accredited investors. The Preferred Stock bears a dividend of 8% per annum through December 31, 2000, provided that the dividend is currently paid on a quarterly basis, and if not paid the dividend accrues at 10% per annum through December 31, 2000. After December 31, 2000, the dividend on the Preferred Stock is 12% per annum. All shares of the Preferred Stock are mandatorily redeemable on the earlier of (a) December 31, 2000, and (b) the date of the completion by the registrant or any of its subsidiaries the gross proceeds of which aggregate in excess of $5 million. In addition, as part of the transaction, the registrant sold to the two institutional accredited investors 2,850,000 redeemable common stock purchase warrants. The warrants have a term of expiring January 12, 2005 and are exercisable into shares of the registrant's common stock at an exercise price of $1.75 per share. Up to 1,500,000 of the warrants may be redeemed back by the registrant if the registrant achieves certain income targets through March 31, 2001.

         The registrant intends to use the net proceeds of the offering for funding potential acquisitions, new medical center development, and other general corporate purposes.

ITEM 7.  EXHIBIT

         Exhibit 20.  Copy of the press release dated February 3, 1998

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           COMPLETE WELLNESS CENTERS, INC.

Date:    February 9, 1998                  By: /s/ E. Eugene Sharer
                                                              E. Eugene Sharer
                                                              President